Exhibit 99.2

Align Technology Announces Departure of Kenneth B. Arola, VP Finance and CFO, Effective March 4, 2013

Roger E. George, VP Corporate and Legal Affairs and General Counsel Named Interim CFO

SAN JOSE, CA--(Marketwire - January 30, 2013) - Align Technology, Inc. (NASDAQ: ALGN) today announced that Kenneth B. Arola will step down as vice president, finance and chief financial officer effective March 4, 2013 and will remain an employee of the Company through June 28, 2013. Mr. Arola will remain in his capacity as CFO through the completed audit of the Company's 2012 financial statements and filing of the 2012 Form 10-K with the SEC. Mr. Arola has served as Align's chief financial officer since 2007; prior to that, he was vice president, finance and corporate controller at Align for two years. The Company has initiated a search for a new chief financial officer.

"I want to thank Ken for his contributions to the growth and success of Align over the last several years. During his tenure we achieved record sales and earnings, acquired and integrated Cadent Holdings, Inc., and implemented numerous organizational and process changes across the Company. As CFO, Ken and his team were instrumental in those initiatives. As a member of Align's executive management team he has always demonstrated dedication and professionalism, and we wish him continued success in his future endeavors," said Thomas M. Prescott, Align president and chief executive officer.

Roger E. George, Align's vice president, corporate and legal affairs and general counsel, will serve as interim CFO -- and work with Mr. Arola to ensure a smooth transition. Mr. George has served in his current role at Align since 2002; prior to that, he was CFO and vice president of finance and legal affairs for SkyStream Networks and a partner at Wilson Sonsini Goodrich & Rosati. He has a bachelor's degree in commerce and a law degree from University of Virginia and was formerly a Certified Public Accountant.

Prescott continued, "Align continues to demonstrate solid financial performance and maintains a strong foundation with experienced leadership and teams in finance, accounting, audit, tax, and investor relations. With substantial domain expertise in each of these functional areas and Roger's proven leadership skills, we anticipate a seamless transition."

About Align Technology, Inc.
Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. The Invisalign product family includes Invisalign, Invisalign Teen, Invisalign Assist, Invisalign Express 10, Invisalign Express 5, Invisalign Lite, and Vivera Retainers. To learn more about Invisalign or to find an Invisalign trained doctor in your area, please visit www.invisalign.com.

Cadent Holdings, Inc. is a subsidiary of Align Technology and is a leading provider of 3D digital scanning solutions for orthodontics and dentistry. The Cadent family of products includes the iTero and iOC intra-oral scanning systems, OrthoCAD iCast and OrthoCAD iRecord. For additional information, please visit www.cadentinc.com.

Investor Relations Contact
Shirley Stacy
Align Technology, Inc.
(408) 470-1150
sstacy@aligntech.com

Press Contact
Shannon Mangum Henderson
Ethos Communication, Inc.
(678) 261-7803
align@ethoscommunication.com